Exhibit 99.1

Mesa Air Group, Inc. Reports Adjusted Net Income Per Share of 23 Cents,
Up 28% From 3rd Qtr 2000

EPS increased 28% to 23 cents versus 18 cents (proforma) last year

Total revenues increased 17%. Revenues from the Company’s cost plus (contract flying) increased by 37%, now representing 65% of passenger revenues.

Fifty regional jets currently in revenue service with four more scheduled to enter service in the fourth quarter, and an additional 20 scheduled for delivery in fiscal 2002.

17 turboprop aircraft retired since June 2000.

PHOENIX, Aug. 1 — Mesa Air Group, Inc. (Nasdaq: MESA) reported third quarter net income of $7.5 million, or 23 cents per share. This compares to adjusted net income of $9.4 million, or 29 cents per share in the third quarter of fiscal year 2000. The Company did not book income taxes in fiscal year 2000. On an after-tax basis, and excluding non-recurring losses, adjusted third quarter net income in fiscal year 2000 would have been 18 cents per share.

During the quarter, the Company’s total revenues increased by 17% over the comparable period in fiscal 2000. Revenue from the Company’s cost plus (contract flying) with America West and USAirways increased by 37% over the comparable period in 2000. Revenue from contract flying for the quarter was 65% of total revenue, as compared to 55% during the third quarter of 2000.

The Company continues to review its turboprop operations at its subsidiaries Air Midwest and CCAIR, having retired 17 aircraft since June of 2000. The Company is in discussions with turboprop manufacturers and lessors to return surplus aircraft and lower the operating costs of its remaining turboprop fleet.

During the quarter, the Company:

•	Carried the first passengers related to the new Air Midwest codeshare agreement with Midwest Express in Kansas City

•	Placed three additional ERJ-145 regional jets into service under the contract flying arrangement with USAirways

•	Concluded new five-year employment agreements with Jonathan Ornstein, Chairman and CEO, and Mike Lotz, President and COO.

“Our focus continues to remain on execution of our regional jet expansion strategy,” said Mr. Ornstein. “We have begun preparations for taking delivery of our new CRJ-700 and -900 aircraft beginning early next spring. “In addition, Mesa’s day-to-day airline operations continue to be excellent. As a result, we feel we are well positioned to take advantage of new opportunities.”

Mesa’s operating statistics for the three months ended June 30,

	Percent

	2001	2000	Change

Passengers	1,317,518	1,142,607	15.3%

Available seat miles (000’s)	845,976	712,697	18.7%

Revenue passenger miles (000’s)	490,225	395,344	24.0%

Load factor %	57.9	55.5	4.3%

Yield (cents)	28.6	30.6	-6.5%

Operating cost per ASM (cents)*	14.8	15.0	-1.3%

Revenue per ASM (cents)	16.6	17.0	-2.4%

Stage length (miles)	272.7	248.4	9.8%

Mesa’s unaudited Financial Summary for the three months ended June 30, (in thousands)

	2001	2000

Passenger revenues	136,592	117,187

Freight and other	3,833	3,811

Total operating revenues	140,425	120,998

Total operating expenses	125,549	107,179

Operating income	14,876	13,819

Total non-operating income (expense)	(2,499)	(4,440)

Earnings before income tax	12,377	9,379

Income tax expense	4,893	0

Net earnings	7,484	9,379

Net income per share – diluted	0.23	0.29

After tax impact of one-time items	(142)	200

Adjusted net income	7,333	9,579	*

Adjusted net income per share – diluted	0.23	0.29	*

Proforma tax effected net income per share – diluted	0.23	0.18

Average shares outstanding – diluted	32,565	32,585

*	The Company did not book taxes in fiscal 2000

Mesa’s operating statistics for the nine months ended June 30,

	Percent

	2001	2000	Change

Passengers	3,625,693	3,265,346	11.0%

Available seat miles (000’s)	2,475,912	2,183,728	13.4%

Revenue passenger miles (000’s)	1,347,768	1,134,963	18.7%

Load factor %	54.4	52.0	2.4%

Yield (cents)	29.7	30.5	-2.6%

Operating cost per ASM (cents)*	15.9	14.4	10.4%

Revenue per ASM (cents)	16.2	15.9	1.9%

Stage length (miles)	270.8	248.9	8.8%

Mesa’s unaudited Financial Summary for the nine months ended June 30, (in thousands)

	2001	2000

Passenger revenues	$391,071	337,741

Freight and other	9,394	8,827

Total operating revenues	400,465	346,568

Total operating expenses	392,902	314,540

Operating income	7,563	31,928

Total non-operating income (expense)	(7,017)	(8,047)

Earnings before income tax & acctg change	546	23,881

Income tax expense (benefit)	215	0

Earnings before accounting change	330	23,881

Accounting change	0	18,085

Net earnings	330	41,966

Earnings before taxes & acctg change (per share)	0.02	0.71

Net income per share – diluted	0.01	1.26

After tax impact of one-time items	15,220	(21,185	)*

Adjusted net income	15,550	20,781	*

Adjusted net income per share – diluted	0.48	0.62	*

Average shares outstanding – diluted	32,641	33,414

*	The Company did not book taxes in fiscal 2000

Total operating expenses for the quarter increased by $18.4 million from the same quarter last year, primarily due to an overall increase in capacity as measured by ASMs. Flight operations increased to $69.4 million from $55.8 million during the 3rd quarter of 2000. Maintenance expenses increased to $23.7 million from $20.8 million, and Aircraft and Traffic Servicing expenses increased to $13.4 million from $13.2 million in the current period from the prior year, respectively. Promotion and Sales expenses decreased from $7.5 million to $6.2 million in the quarter and General and Administrative expenses increased to $9.6 million from $6.3 million in the year earlier period. Depreciation and amortization decreased by $0.4 million, from $3.6 million to $3.2 million from the year earlier period.

At the end of the quarter, the cash and marketable securities balance was $50.9 million, an increase of $16.8 million over the balance at September 30, 2000, primarily due to the timing of semi-annual aircraft lease payments and the restructuring of various payments due to Mesa from Bombardier in resolution of past claims. In addition, the Company has been in discussions with Raytheon regarding the cost of operating B1900D aircraft purchased from Raytheon. While these discussions have been ongoing, the Company has not made payments to Raytheon on the debt associated with the aircraft and is currently in default under those debt agreements.

This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected.

Mesa Air Group was the recipient of the Professional Pilot Magazine’s Pilot - Management Teamwork Award. Air Midwest, a wholly owned subsidiary of Mesa, has recently received the Federal Aviation Administration Certificate of Excellence Diamond Award. Mesa Air Group currently operates 126 aircraft with 1,100 daily system departures to 120 cities, 36 states, Canada and Mexico. It operates in the west and Midwest as America West Express, the Midwest and east as US Airways Express, the Midwest as a partner of Midwest Express and in New Mexico under the independent Mesa Airlines. In addition, the Company has 51 regional jets on firm order and holds options on another 154 jet aircraft. The Company, which was founded in New Mexico in 1982, has approximately 4,000 employees.

This press release contains forward-looking statements that are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors include, but are not limited to, fluctuations of fuel costs, unscheduled maintenance problems, and revenue fluctuations caused by market conditions. The forward-looking statements should be considered in light of these risks and uncertainties.

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